CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accountant” within the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” within the Statement of Additional Information and to the inclusion of our reports dated December 19, 2014 with respect to the financial statements of Cross Shore Discovery Fund, Ltd. for the fiscal period ended June 30, 2013 and fiscal year ended June 30, 2014 and to the use of our report dated May 27, 2016 relating to the financial statements of Cross Shore Discovery Fund for the fiscal year ended March 31, 2016, which is incorporated by reference in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, No. 333-204814) of Cross Shore Discovery Fund.

/S/ ERNST & YOUNG LLP

New York, New York

June 13, 2016